8055726v5

EXHIBIT 10.2

April 14, 2017

Vince, LLC

500 Fifth Avenue, 20th Floor

New York, NY 10110

Attention:  David Stefko, Executive Vice President, Chief Financial Officer

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 27, 2013 (as amended and in effect as of the date hereof, and as may from time to time be further amended, restated, supplemented or modified, the “Credit Agreement”), among VINCE, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors party thereto, BANK OF AMERICA, N.A., as administrative agent and as collateral agent (in such capacities, including any successor thereto, the “Agent”) under the Loan Documents, and each lender party thereto (collectively, the “Lenders” and individually, each a “Lender”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

By their signatures below, Borrower, Guarantors, Agent and Lenders hereby acknowledge and agree as follows:

1.From and after the date of this letter agreement through and including July 31, 2017, the definitions of “Borrowing Base”, “Covenant Compliance Event” and “Trigger Amount” contained in the Credit Agreement shall be amended to read as follows, and new defined terms “Eligible Cash On Hand” and “Qualified Account” shall be added to the Credit Agreement in appropriate alphabetical order as follows:

“Borrowing Base” means , at any time of calculation, an amount equal to (but not less than zero):

(a)	the face amount of Eligible Trade Receivables of the Loan Parties multiplied by 85%;

plus

(b) the face amount of Eligible Credit Card Receivables of the Loan Parties multiplied by 90%;

plus

(c)	90% multiplied by the Appraised Value of Eligible Inventory of the Loan Parties multiplied by the Cost of such Eligible Inventory, net of Inventory Reserves;

plus

(d)

100% of Eligible Cash On Hand, in an aggregate amount of (i) up to $10,000,000 from and after the date of the letter agreement through and including May 31, 2017 and (ii) up to $5,000,000 after May 31, 2017 through and including July 31, 2017; provided that Eligible Cash On Hand included in the Borrowing Base may not be withdrawn from the Qualified Account, thereby reducing the Borrowing Base, unless and until the Borrower furnishes the Agent with (x) notice of such intended withdrawal, (y) a

Borrowing Base Certificate as of the date of such proposed withdrawal reflecting that, after giving effect to such withdrawal, no Overadvance exists or would result from such withdrawal and (z) a certificate of a Responsible Officer on behalf of the Parent certifying that no Default or Event of Default shall have occurred and be continuing at the time of such withdrawal or would result therefrom;

minus

(e)	the then amount of all Availability Reserves relating to the Loan Parties.

“Covenant Compliance Event” means that Excess Availability at any time is less than the greater of (a) twelve and one half  (12.5%) percent of the Adjusted Loan Cap and (b) $5,000,000.  For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Excess Availability has exceeded the amounts set forth above for thirty (30) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Eligible Cash on Hand” means cash or Cash Equivalents owned by Parent, which are (a) available for use by Parent, without condition or restriction, (b) free and clear of any pledge or other Lien (other than Liens permitted pursuant to clauses (h), (v), (x), (z) and (ee) of Section 7.01 of the Credit Agreement), (c) subject to the first priority perfected security interest of Agent (subject to Liens permitted pursuant to clauses (v), (x) and (z) of Section 7.01 of the Credit Agreement), (d) in a Qualified Account, (e) for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such Qualified Account as of the applicable date of the calculation of Availability by Agent.

“Qualified Account” means any investment or deposit account maintained by Parent with the Agent or an Affiliate of the Agent specifically and solely used for purposes of holding such Eligible Cash On Hand and which account is subject to a Blocked Account Agreement.

“Trigger Amount” means, on any date, the greater of (x) 12.5% of the Adjusted Loan Cap in effect on such date and (y) $5,000,000.

2.The Loan Parties acknowledge and agree that, promptly after the date hereof and in any event within fifteen (15) Business Days of the date hereof, the amounts on deposit in that certain Blocked Account located at Wells Fargo Bank, National Association ending in 5958 (the “Wells Fargo Account”) shall be transferred to the Qualified Account.

3.The Loan Parties acknowledge and agree that from the date hereof through and including July 31, 2017, no Loan Party shall make any Restricted Payment in cash or Cash Equivalents to any shareholder of Holdings, in its or their capacity as a shareholder, other than as permitted by Section 7.06(k) of the Credit Agreement (and provided, for the avoidance of doubt, the foregoing restriction shall not prohibit payments consisting of indemnification payments or expense reimbursements to or for the benefit of, current or former employees, officers or directors of the Loan Parties or any of their Restricted Subsidiaries to the extent permitted by the Credit Agreement).

4.The Loan Parties acknowledge and agree that, if on the date of this letter agreement or on any date after such date through and including July 31, 2017, the sum of the cash and Cash Equivalents as of the close of business on any day in such period of the Loan Parties  aggregates in excess of $1,000,000 (excluding  (i) any and all funds in the Qualified Account or in the Wells Fargo Account, (ii) an amount equal to all undrawn checks and ACH issued in the ordinary course of business for payroll, rent and other accounts payable, and (iii) all amounts properly deposited in an Excluded DDA), then, to the extent such excess exists on the following day, the Loan Parties shall apply such amounts in excess of $1,000,000 within two (2)  Business Days to prepay the outstanding principal of Loans such that the aggregate cash and Cash Equivalents of the Loan Parties  shall not exceed $1,000,000 (excluding  (i) any and all funds in the Qualified Account or in the Wells Fargo Account, (ii) an amount equal to all undrawn checks and ACH issued in the ordinary course of business for payroll, rent and other accounts payable, and (iii) all amounts properly deposited in an Excluded DDA).  The breach of this agreement shall constitute an immediate Event of Default under the Credit Agreement.

5.The Loan Parties acknowledge and agree that, notwithstanding the terms in Section 6.10(b) of the Credit Agreement, the Agent may to conduct two (2) commercial finance examinations and two (2) inventory appraisals in 2017, and the Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Agent and such professionals with respect to such examinations and inventory appraisals.

6.In consideration of the agreements contained in this letter agreement, the Loan Parties shall pay to the Agent an amendment fee equal to $40,000, which shall be fully earned, due and payable on the date hereof, and shall not be refundable for any reason or under any circumstances.

This letter agreement shall amend and restate in its entirety that certain letter agreement dated as of March 6, 2017 among the Agent, Lenders, Borrower and Guarantors.  This letter agreement shall constitute a Loan Document for all purposes. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed by each of the Guarantors and the Borrower in all respects.

This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this letter agreement by facsimile or other electronic transmission (via PDF or other format) shall be effective as delivery of a manually executed counterpart of this letter agreement.

If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this letter agreement shall become a binding agreement between us.

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Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Matthew Potter
Name:	Matthew Potter
Title:	Vice President

ACKNOWLEDGED AND AGREED:

VINCE, LLC, as the Borrower

By:  /s/ David Stefko

Name:David Stefko

Title:Chief Financial Officer

VINCE INTERMEDIATE HOLDING, LLC,
as a Guarantor

By:  /s/ David Stefko

Name:David Stefko

Title:Chief Financial Officer

VINCE HOLDING CORP.,
as a Guarantor

By:  /s/ David Stefko

Name:David Stefko

Title:Executive Vice President, Chief Financial Officer

Signature Page to Amended and Restated Side Letter